Exhibit 16.1

February 4, 2008

United States Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street N.W.
Washington, D.C. 20549
U.S.A

To Whom It May Concern:

Re: C2 Global Technologies Inc.

This is to confirm that Mintz & Partners, LLP (having merged effective January 29, 2008 with Deloitte & Touche LLP) confirms that it agrees with the disclosure contained in the report of C2 Global Technologies Inc. filed on Form 8-K entitled “Changes in Registrant’s Certifying Accountant”.

Yours truly,

A Pre-decessor firm to Deloitte & Touche LLP
Per: Elliott Jacobson, C.A.
Partner
EJA: pds

Direct Line:	416-644-4356
Fax Line:	416-644-4357
Email:	elliott_jacobson@mintzca.com